                                                                    Exhibit 24.1

         KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints Robert S. Whitehead and Terence E. McMorrow, and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do the following:

         (1) execute a registration statement of Houghten Pharmaceuticals, Inc., a Delaware corporation ("HPI"), which registration statement registers common stock of HPI (and related plan interests, if any) for issuance pursuant to the Amended and Restated 1992 Stock Plan of HPI, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission (the "SEC");

         (2) execute a registration statement of HPI which registers common stock of HPI (and related plan interests, if any) for issuance pursuant to the 1995 Stock Plan of HPI, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC; and

         (3) execute any supplement or amendment to any of the foregoing, and to file the same, with exhibits thereto and other documents in connection therewith, with the SEC;

granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that